SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.   )
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[  ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                             Synovus Financial Corp.
--------------------------------------------------------------------------------
                    (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                    [LOGO](R)
                                   SYNOVUS(R)
                                FINANCIAL CORP.
`

JAMES H. BLANCHARD
CHAIRMAN OF THE BOARD
                                                         March 19, 1999

Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 22, 1999, in the South Hall of the Columbus, Georgia Convention & Trade Center. Enclosed with this Proxy Statement are your proxy card and the 1998 Annual Report.

     We hope that you will be able to be with us and let us give you a review of 1998. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly.

     Thank you for helping us make 1998 a good year. We look forward to your continued support in 1999 and another good year.

                                        Sincerely yours,
                                        /s/James H. Blanchard
                                        JAMES H. BLANCHARD

Synovus Financial Corp.     Post Office Box 120     Columbus, Georgia 31902-0120



                                   SYNOVUS(R)
                                 FINANCIAL CORP.


                    NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of the Shareholders of Synovus Financial Corp. will be held at 10:00 a.m. on Thursday, April 22, 1999, in the South Hall of the Columbus, Georgia Convention & Trade Center for the following purposes:

     (1)  The  election of six directors for a term of three years; and

     (2) The transaction of any other business as may properly come before the Annual Meeting.

     Information relating to the above matters is set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 11, 1999 will be entitled to notice of and to vote at the Annual Meeting.

                                        /s/G. SANDERS GRIFFITH, III
                                        G. SANDERS GRIFFITH, III
                                        Secretary

Columbus, Georgia
March 19, 1999


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY, COMPLETE AND SIGN THE CERTIFICATE OF BENEFICIAL
OWNER, AND  RETURN   THEM  PROMPTLY  IN   THE  ENCLOSED  POSTAGE-PAID  ENVELOPE.

                               TABLE OF CONTENTS

Voting Information.............................................................1
Election of Directors..........................................................3
Meetings and Committees of the Board...........................................5
Directors' Compensation........................................................6
Executive Officers.............................................................7
Stock Ownership of Directors and Executive Officers............................8
Executive Compensation.........................................................9
Stock Performance Graph.......................................................12
Compensation Committee Report on Executive Compensation.......................12
Compensation Committee Interlocks and
     Insider Participation....................................................15
Transactions With Management..................................................15
Principal Shareholders........................................................16
Relationships Between Synovus, Columbus Bank and
     Certain of Synovus' Subsidiaries and Affiliates..........................18
Section 16(a) Beneficial Ownership Reporting Compliance.......................22
Independent Auditors..........................................................22
General Information:
     Financial Information....................................................22
     Shareholder Proposals for the 2000 Proxy Statement.......................22
     Director Nominees or Other Business for Presentation
          at the Annual Meeting...............................................23
     Solicitation of Proxies..................................................23

                               VOTING INFORMATION

PURPOSE

     This Proxy Statement and the accompanying proxy card are being mailed to Synovus shareholders beginning March __, 1999. The Synovus Board of Directors is soliciting proxies to be used at the 1999 Annual Meeting of Synovus Shareholders which will be held on April 22, 1999, at 10:00 a.m., in the South Hall of the Columbus, Georgia Convention & Trade Center. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

WHO CAN VOTE

     All shareholders of record of Synovus Common Stock as of the close of business on February 11, 1999 are entitled to vote. Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy.

SHARES OUTSTANDING

     A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus Common Stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Synovus Shareholders. On February 11, 1999, 270,805,035 shares of Synovus Common Stock were outstanding.

PROXY CARD

     If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the individuals named on the card (your "proxies") in favor of the election of all listed nominees. Your proxies will vote at their discretion on any other matter that may properly come before the meeting and is not listed on the proxy card.

VOTING OF SHARES

     Holders of Synovus Common Stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus Common Stock owned on February 11, 1999 which: (1) has had the same owner since February 11, 1995;
(2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; (3) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving the acquisition specifically grant ten votes per share; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (5) is held by the same owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 11, 1995; (7) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares which are owned under the provisions of (1)-(7) above, is the owner of less than 1,139,063 shares of Synovus Common Stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus Common Stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Shareholders of shares of Synovus Common Stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus Common Stock will be based on information possessed by Synovus at the time of the Annual Meeting.

     As Synovus Common Stock is registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange, Synovus Common Stock is subject to the provisions of an NYSE rule which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a "grandfather" provision, under which Synovus' ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus Common Stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus Common Stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superceded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT COMPLETE THE CERTIFICATIONS ON THEIR PROXY CARDS AND WHO WOULD, IF THEY HAD COMPLETED SUCH CERTIFICATIONS, BE ENTITLED TO TEN VOTES PER SHARE, WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

SYNOVUS DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

     If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

REQUIRED VOTES--ELECTION OF DIRECTOR NOMINEES

     Directors are elected by a plurality of the votes, which means the nominees for the six director positions who receive the largest number of properly executed votes will be elected as directors. Each share of Common Stock is entitled to either one vote per share or ten votes per share for each of the six director nominees as described above in the section captioned "Voting of Shares." Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

TABULATION OF VOTES

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote.

HOW YOU CAN VOTE

     Vote your choices by marking the appropriate boxes on the enclosed proxy card. Sign and return the proxy card promptly in the enclosed self-addressed envelope. YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You can revoke your proxy by delivering to Synovus a proxy card bearing a later date or by attending the meeting in person and casting a ballot.

COLUMBUS BANK AND TRUST COMPANY AND TOTAL SYSTEM SERVICES, INC.

     Synovus is the owner of all of the issued and outstanding shares of common stock of Columbus Bank and Trust Company(R)("Columbus Bank"). Columbus Bank owns individually 80.8% of the outstanding shares of Total System Services, Inc.(R) ("TSYS(R)"), a bankcard data processing company having 194,909,527 shares of common stock outstanding on February 11, 1999.

                             ELECTION OF DIRECTORS

NUMBER

     At the date of this Proxy Statement, the Board of Directors of Synovus consists of 17 members. As 20 board seats have been authorized by Synovus' shareholders, Synovus has three directorships which remain vacant. These vacant directorships could be filled in the future at the discretion of Synovus' Board of Directors. This discretionary power gives Synovus' Board of Directors the flexibility of appointing new directors in the periods between Synovus' Annual Meetings should suitable candidates come to its attention. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class II directors expire at the 1999 Annual Meeting, the terms of office of the Class III directors expire at the 2000 Annual Meeting and the terms of office of the Class I directors expire at the 2001 Annual Meeting. Six director nominees have been nominated for election as Class II directors at this meeting. Proxies cannot be voted at the 1999 Annual Meeting for a greater number of persons than the number of nominees named.

NOMINEES

     The following nominees have been selected by the Board for submission to the shareholders: Richard E. Anthony, Joe E. Beverly, Walter M. Deriso, Jr., Mason H. Lampton, Elizabeth C. Ogie and Melvin T. Stith, each to serve a three year term expiring at the Annual Meeting in the year 2002.

     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy card.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES.

BOARD OF DIRECTORS

     Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.
--------------------------------------------------------------------------------

                                   Synovus        Year
                                   Director       First
                                   Classifi-      Elected           Principal Occupation
Name                       Age     cation         Director          and Other Information
-------------------------  -----   --------       ----------        -------------------------------------
Richard E. Anthony<F1>     52      II                1993           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, First Commercial Bank
                                                                    of Birmingham (Banking Subsidiary
                                                                    of Synovus)

Joe E. Beverly             57      II                1983           Chairman of the Board, Commercial
                                                                    Bank, Thomasville, Georgia
                                                                    (Banking Subsidiary of Synovus);
                                                                    Director, Flowers Industries, Inc.

James H. Blanchard<F2>     57      I                 1972           Chairman of the Board and Chief
                                                                    Executive Officer, Synovus Financial
                                                                    Corp.; Chairman of the Executive
                                                                    Committee, Total System Services,
                                                                    Inc.; Director, BellSouth Corporation

Richard Y. Bradley<F3>     60      III               1991           Partner, Bradley & Hatcher (Law
                                                                    Firm); Director, Total System
                                                                    Services, Inc.

Stephen L. Burts, Jr.<F4>  46      I                 1992           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.

Walter M. Deriso, Jr.<F5>  52      II                1997           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, Security Bank and
                                                                    Trust Company, Albany, Georgia
                                                                    (Banking Subsidiary of Synovus)

C. Edward Floyd, M.D.      64      I                 1995           Vascular Surgeon

Gardiner W. Garrard, Jr.   58      I                 1972           President, The Jordan Company
                                                                    (Real Estate Development); Director,
                                                                    Total System Services, Inc.

V. Nathaniel Hansford      55      I                 1985           Professor and Dean Emeritus
                                                                    --School of Law, University of
                                                                    Alabama

John P. Illges, III        64      III               1997           Senior Vice President and Financial
                                                                    Consultant, The Robinson-Humphrey
                                                                    Company, Inc. (Stockbroker);
                                                                    Director, Total System Services, Inc.

Mason H. Lampton           51      II                1993           Chairman of the Board and President,
                                                                    The Hardaway Company (Construction Company);
                                                                    Director, Total System Services, Inc.

Elizabeth C. Ogie<F6>      48      II                1993           Director, W.C. Bradley Co. (Metal
                                                                    Manufacturer and Real Estate)

H. Lynn Page               58      I                 1978           Director, Synovus Financial
                                                                    Corp., Columbus Bank and Trust
                                                                    Company and Total System Services,
                                                                    Inc.

Robert V. Royall           64      I                 1995           Chairman of the Board, The National
                                                                    Bank of South Carolina (Banking
                                                                    Subsidiary of Synovus); Director, Blue
                                                                    Cross Blue Shield of South Carolina

Melvin T. Stith            52      II                1998           Dean, College of Business, Florida
                                                                    State University; Director, Rexall Sundown,
                                                                    Inc. and Correctional Services Corp.

William B. Turner<F6><F7>  76      III               1972           Chairman of the Executive
                                                                    Committee, Columbus Bank and
                                                                    Trust Company and Synovus
                                                                    Financial Corp.; Advisory Director, W.
                                                                    C. Bradley Co. (Metal Manufacturer
                                                                    and Real Estate); Director,
                                                                    Total System Services, Inc.

James D. Yancey<F8>        57      I                 1978           President and Chief Operating Officer, Synovus
                                                                    Financial Corp.; Chairman of the Board,
                                                                    Columbus Bank and Trust Company;
                                                                    Director, Total System Services, Inc.
                                                                    and Shoney's, Inc.

-------------

<F1> Richard E. Anthony was elected Vice Chairman of Synovus in  September 1995.
     Prior to 1995, Mr. Anthony served, and continues to serve, as President of Synovus Financial Corp. of Alabama and Chairman of the Board of First Commercial Bank of Birmingham, both of which companies are subsidiaries of Synovus.

<F2> James H.  Blanchard  was elected  Chairman of the Board of Synovus in April
     1986. Prior to 1986, Mr. Blanchard served in various capacities with Synovus, Columbus Bank and/or TSYS, including President of Synovus.

<F3> Richard Y. Bradley  formed Bradley & Hatcher in September  1995.  From 1991 until 1995, Mr. Bradley served as President of Bickerstaff Clay Products Company, Inc.

<F4> Stephen L. Burts, Jr.  was  elected Vice Chairman of Synovus in April 1998.
     Prior to 1998, Mr. Burts served in various capacities with Synovus and/or Columbus Bank, including Presdent of Synovus.

<F5> Walter M.  Deriso,  Jr. was  elected  Vice  Chairman of Synovus in  January
     1997. Prior to 1997, Mr. Deriso served as President of Security Bank and Trust Company.

<F6> Elizabeth C. Ogie is William B. Turner's niece.

<F7> William B.  Turner was  elected  Chairman  of the  Executive  Committee  of
     Synovus in April 1986. Prior to 1986, Mr. Turner served in various capacities with Synovus and/or Columbus Bank, including Chairman of the Board of both Synovus and Columbus Bank.

<F8> James  D. Yancey  was  elected  President  and  Chief  Operating Officer of
     Synovus in April 1998. Prior to 1998, Mr. Yancey served in various capacities with Synovus and/or Columbus Bank, including Vice Chairman of the Board and President of both Synovus and Columbus Bank.


                     MEETINGS AND COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

     The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus' Articles of Incorporation and bylaws. Members of the Board are kept informed through reports routinely presented at Board and committee meetings by the Chief Executive Officer and other officers, and through other means.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held seven meetings in 1998. All directors attended at least 82% of Board and committee meetings during 1998.

COMMITTEES OF THE BOARD

     Synovus' Board of Directors has three principal standing committees -- an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee of Synovus' Board of Directors. The following table shows the membership of the various committees.
--------------------------------------------------------------------------------

Executive                     Audit                              Compensation
----------                    -----                              -------------
William B. Turner, Chair      Gardiner W. Garrard, Jr., Chair    Mason H. Lampton, Chair
James H. Blanchard            John P. Illges, III                V. Nathaniel Hansford
James D. Yancey
Richard Y. Bradley
Gardiner W. Garrard, Jr.

--------------------------------------------------------------------------------
     Executive Committee. During the intervals between meetings of Synovus' Board of Directors, Synovus' Executive Committee possesses and may exercise any and all of the powers of Synovus' Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus' Board of Directors. During 1998, Synovus' Executive Committee held four meetings.

     Audit Committee. The primary functions to be engaged in by Synovus' Audit Committee include: (i) annually recommending to Synovus' Board the independent certified public accountants to be engaged by Synovus for the next fiscal year;
(ii) reviewing the plan and results of the annual audit by Synovus' independent auditors; (iii) reviewing and approving the range of management advisory services provided by Synovus' independent auditors; (iv) reviewing Synovus' internal audit function and the adequacy of the internal accounting control systems of Synovus; (v) reviewing the results of regulatory examinations of Synovus; (vi) periodically reviewing the financial statements of Synovus; and
(vii) considering such other matters with regard to the internal and independent audit of Synovus as, in its discretion, it deems to be necessary or desirable, periodically reporting to Synovus' Board as to the exercise of its duties and responsibilities and, where appropriate, recommending matters in connection with the audit function with respect to which Synovus' Board should consider taking action. During 1998, Synovus' Audit Committee held two meetings.

     Compensation Committee. The primary functions to be engaged in by Synovus' Compensation Committee include: (i) evaluating the remuneration of senior management and board members of Synovus and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of Synovus are eligible to participate; and (ii) recommending to Synovus' Board whether or not it should modify, alter, amend, terminate or approve such remuneration, compensation or fringe benefit plans. During 1998, Synovus' Compensation Committee held four meetings.

                            DIRECTORS' COMPENSATION

COMPENSATION

     During 1998, each of Synovus' directors received a $15,000 annual retainer, and fees of $800 for each meeting of Synovus' Board of Directors and each Executive Committee meeting they personally attended. Members of the Committees of Synovus' Board of Directors (other than the Executive Committee) received fees of $500, with the Chairmen of such Committees receiving fees of $750, for each Committee meeting they personally attended. In addition, directors of Synovus received an $800 fee for each board meeting from which their absence was excused and an $800 fee for one meeting without regard to the reason for their absence.

DIRECTOR STOCK PURCHASE PLAN

     Synovus' Director Stock Purchase Plan is a non-tax-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus Common Stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $1,000 per calendar quarter to make purchases of Synovus Common Stock, and Synovus contributes an additional amount equal to 50% of the directors' cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus Common Stock purchased for their benefit under the Plan.

CONSULTING SERVICES

     H. Lynn Page, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Consulting Agreement pursuant to which Mr. Page was paid $24,000 by Synovus during 1998 for providing consulting and advisory services to Synovus in connection with portfolio management and potential opportunities for business expansion.

     Joe E. Beverly, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Retirement Agreement pursuant to which Mr. Beverly was paid $24,000 by Synovus during 1998 for providing consulting and advisory services to Synovus relating to Synovus' affiliate banks.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.


Name                        Age     Position with Synovus
-----------------------     ---     -------------------------------------------------
James H. Blanchard          57      Chairman of the Board and Chief Executive Officer
William B. Turner           76      Chairman of the Executive Committee
James D. Yancey             57      President and Chief Operating Officer
Richard E. Anthony          52      Vice Chairman of the Board
Walter M. Deriso, Jr.       52      Vice Chairman of the Board
Stephen L. Burts, Jr.       46      Vice Chairman of the Board
G. Sanders Griffith, III    45      Senior Executive Vice President, General
                                     Counsel and Secretary
Thomas J. Prescott          44      Executive Vice President and
                                     Chief Financial Officer
Jay C. McClung              50      Executive Vice President, Credit Administration
Calvin Smyre                51      Executive Vice President, Corporate Affairs
Anne G. Dawahare            36      Chief Information Officer
Elizabeth R. James          37      Chief People Officer

     G. Sanders Griffith, III serves as Senior Executive Vice President, General Counsel and Secretary of Synovus, positions he has held since October 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary. Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer. Jay
C. McClung was elected Executive Vice President of Synovus in January 1995. From 1986 until 1995, Mr. McClung served in various capacities with Columbus Bank, including Senior Vice President. Calvin Smyre was elected Executive Vice President of Synovus in November 1996. From 1976 until 1996, Mr. Smyre served in various capacities with Columbus Bank and/or Synovus, including Senior Vice President of Synovus. Anne G. Dawahare was elected Chief Information Officer of Synovus in July, 1998. Ms. Dawahare currently serves as President of Synovus Technologies, Inc., a position she has held since February, 1998, and has served in various capacities with Synovus since 1994. Elizabeth R. James was elected Chief People Officer of Synovus in July, 1998. Ms. James currently serves as President of Synovus Service Corp., a position she has held since June, 1996, and has served in various capacities with Columbus Bank and/or TSYS since
1986.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth ownership of shares of Synovus Common Stock by each director, by each executive officer named in the Summary Compensation Table on page 9 and by all directors and executive officers as a group as of December 31, 1998.

                              Shares of                          Shares of
                              Synovus            Shares of       Synovus
                              Common             Synovus         Common                         Percentage of
                              Stock              Common Stock    Stock           Total Shares   Outstanding
                              Beneficially       Beneficially    Beneficially    of Synovus     Shares of
                              Owned with         Owned with      Owned with      Common         Synovus
                              Sole Voting        Shared Voting   Sole Voting     Stock          Common Stock
                              and Invest-        and Invest-     but no Invest-  Beneficially   Beneficially
                              ment Power         ment Power      ment Power      Owned as of    Owned as of
Name                          as of 12/31/98     as of 12/31/98  as of 12/31/98  12/31/98<F1>   12/31/98
----------------------        ---------------    --------------  --------------  -------------- --------------
Richard E. Anthony              379,524          208,694         20,860            828,682         *
Joe E. Beverly                  417,513            4,555         26,494            588,992         *
James H. Blanchard            1,565,234             ---         292,607          2,455,553         *
Richard Y. Bradley               20,357          131,495           ---             151,852         *
Stephen L. Burts, Jr.           218,094             ---          25,164            442,344         *
Walter M. Deriso, Jr.            31,328            3,880           ---              57,483         *
C. Edward Floyd, M.D.         1,093,933          145,270           ---           1,239,203         *
Gardiner W. Garrard, Jr.        203,665        1,363,262           ---           1,566,927         *
G. Sanders Griffith, III         84,142             ---          80,413            332,097         *
V. Nathaniel Hansford           125,340          409,776           ---             535,116         *
John P. Illges, III             296,403          512,455<F2>       ---             808,858         *
Mason H. Lampton                 79,268          290,951<F3>       ---             370,219         *
Elizabeth C. Ogie                32,616       30,514,254<F4><F5>   ---          30,546,870     11.30
H. Lynn Page                    840,821           11,515           ---             852,336         *
Robert V. Royall                287,341          168,947           ---             665,470         *
Melvin T. Stith                   1,176             ---            ---               1,176         *
William B. Turner                72,294       30,382,576<F5>       ---          30,454,870     11.27
James D. Yancey                 999,693           61,677         40,999          1,416,479         *
Directors and Executive
  Officers as a Group
   (23 persons)               6,834,683       33,847,075        499,604         43,235,564     15.88

*    Less than one percent of the outstanding shares of Synovus Common Stock.

---------------------------
<F1> The totals shown for the following directors and executive officers of
     Synovus include the number of shares of Synovus Common Stock that each individual has the right to acquire within 60 days through the exercise of stock options:
          Person                                       Number of Shares
     Richard E. Anthony                                     219,604
     Joe E. Beverly                                         140,430
     James H. Blanchard                                     597,712
     Stephen L. Burts, Jr.                                  199,086
     Walter M. Deriso, Jr.                                   22,275
     G. Sanders Griffith, III                               167,542
     Robert V. Royall                                       209,182
     James D. Yancey                                        314,110

     In addition, the other executive officers of Synovus had rights to acquire an aggregate of 184,261 shares of Synovus Common Stock within 60 days through the exercise of stock options.

<F2> Includes  62,667  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Illges is trustee.

<F3> Includes  264,687  shares of Synovus Common Stock held in a trust for which
     Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F4> Includes 123,948  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mrs. Ogie is a trustee.

<F5> Includes 2,568,205 shares of Synovus Common Stock held by a charitable foundation of which Mrs. Ogie and Mr. Turner are among the trustees, and 27,794,554 shares of Synovus Common Stock beneficially owned by TB&C Bancshares, Inc., of which Mrs. Ogie and Mr.Turner are officers, directors and shareholders.

     For a detailed discussion of the beneficial ownership of TSYS Common Stock by Synovus' named executive officers and directors and by all directors and executive officers of Synovus as a group, see "TSYS Common Stock Ownership of Directors and Management" on page 19.

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.
--------------------------------------------------------------------------------

                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------  --------------------------------
                                                                    Other            Restricted       Securities       All
                                                                    Annual           Stock            Underlying       Other
Name and                                                            Compen-          Award(s)         Options/         Compen-
Principal Position        Year    Salary           Bonus            sation <F1>           <F2>        SARs             sation (3)
---------------------  --------  -------------     ------------     -------------    -------------    ------------     ------------
James H. Blanchard        1998    $635,250         $476,438           $  -0-         $    -0-         211,929          $306,378
  Chairman of the         1997     616,125          462,094              -0-              -0-         615,113           298,654
  Board and Chief         1996     589,375          442,031            2,000          350,622         294,722           322,527
  Executive Officer

James D. Yancey           1998     475,000          464,750            2,000              -0-         132,126           271,639
  President and Chief     1997     445,000          442,000            2,000              -0-         524,633           235,573
  Operating Officer       1996     410,000          266,500            2,000          375,367         117,143           264,256

Stephen L. Burts, Jr.     1998     353,500          319,200            2,000              -0-          75,750           147,861
  Vice Chairman of the    1997     343,000          310,800            2,000              -0-         273,215           133,583
  Board                   1996     328,000          196,800            2,000          231,008          72,089           130,106

Richard E. Anthony        1998     335,000          306,000            2,000              -0-          69,270           157,071
  Vice Chairman of the    1997     310,000          282,000            2,000              -0-          78,368           109,977
  Board                   1996     267,625          159,500            2,000          187,684          58,572           101,004

G. Sanders Griffith, III  1998     283,750          258,450              -0-              -0-          59,226            94,336
  Senior Executive Vice   1997     268,000          242,850              -0-              -0-         254,480            81,279
  President, General      1996     256,250          153,750              -0-          180,459          56,318            82,742
  Counsel and Secretary


---------------------
<F1> Amount for 1998 includes matching contributions under the Director Stock
     Purchase Plan of $2,000 each for Messrs. Yancey, Burts and Anthony. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<F2> Amount consists of market value of award on date of grant. As of December
     31, 1998, Messrs. Blanchard, Yancey, Burts, Anthony and Griffith held 51,561, 41,005, 25,166, 20,861 and 20,093 restricted shares, respectively, with a value of $1,256,800, $999,497, $613,421, $508,487 and $489,767,
     respectively. On July 1, 1996, restricted stock was awarded in the amount of 36,473, 39,047, 24,030, 19,524 and 18,773 shares to Messrs. Blanchard,
     Yancey, Burts, Anthony and Griffith, respectively, with the following vesting schedule: 20% on July 1, 1997; 20% on July 1, 1998; 20% on July 1, 1999; 20% on July 1, 2000; and 20% on July 1, 2001.

<F3> The 1998 amount includes director fees of $60,200, $60,600, $29,000 and
     $25,400 for Messrs. Blanchard, Yancey, Burts and Anthony, respectively, in connection with their service as directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $28,496 for each executive; allocations pursuant to defined contribution excess benefit agreements of $166,941, $134,822 $89,816, $81,392 and $65,291 for each of Messrs. Blanchard, Yancey, Burts, Anthony and Griffith, respectively; premiums paid for group term life insurance coverage of $510 for each executive; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $1,625, $1,049, $39, $3,456 and $39 for each of Messrs. Blanchard, Yancey, Burts, Anthony and Griffith, respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $48,606, $46,162 and $17,817 for each of Messrs. Blanchard, Yancey and Anthony, respectively.

STOCK OPTION EXERCISES AND GRANTS

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.
--------------------------------------------------------------------------------

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                            Individual Grants
-----------------------------------------------------------------------------------------
                                             % of Total                                    Potential
                                             Options/                                      Realized Value at
                                             SARs           Exercise                       Assumed Annual Rates of
                                Options/     Granted to     or                             Stock Price Appreciation
                                SARs         Employees      Base                           For Option Term<F1>
                                Granted      in Fiscal      Price          Expiration      ---------------------
Name                            (#)          Year           ($/Share)      Date            5%($)       10% ($)
------------------------------  ------------ -------------- -------------- --------------- ----------  ---------
James H. Blanchard              211,779<F2>    5.3845%      $20.83         01/12/08        $2,107,201  $5,044,576
                                    150<F3>    0.0038        22.00         06/01/06             1,575       3,774

James D. Yancey                 131,976<F2>    3.3555        20.83         01/12/08         1,313,161   3,143,668
                                    150<F3>    0.0038        22.00         06/01/06             1,575       3,774

Stephen L. Burts, Jr.            75,600<F2>    1.9221        20.83         01/12/08           752,220   1,800,792
                                    150<F3>    0.0038        22.00         06/01/06             1,575       3,774

Richard E. Anthony               69,120<F2>    1.7574        20.83         01/12/08           687,744   1,646,438
                                    150<F3>    0.0038        22.00         06/01/06             1,575       3,774

G. Sanders Griffith, III         59,076<F2>    1.5020        20.83         01/12/08           587,806   1,407,190
                                    150<F3>    0.0038        22.00         06/01/06             1,575       3,774

-----------

<F1> The dollar gains under these columns result from calculations using the identified growth rates and are not intended to forecast future price appreciation of Synovus Common Stock.

<F2> Options granted on January 13, 1998 at fair market value to executives as part of the Synovus 1996 Long-Term Incentive Plan. Options become exercisable on January 13,2000 and are transferable to family members.

<F3> Options granted on June 2, 1998 at fair market value to executives as part of the Synovus 1996 Long-Term Incentive Plan. Options become exercisable upon the earlier of: (a) June 2, 2001; or (b) the date the per share fair market value of Synovus Common Stock meets or exceeds $44.

--------------------------------------------------------------------------------

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                    Number of Securities          Value of
                                                    Underlying Unexercised        Unexercised In-the-Money
                         Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<F1>
                         Acquired on   Realized     --------------------------    -------------------------------
Name                     Exercise (#)  ($) <F1>     Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------ ------------  ---------    ---------------------------   -------------------------------
James H. Blanchard          -0-        $    -0-      597,712 /    789,542         $9,542,329/  $5,894,217
James D. Yancey             -0-             -0-      314,110 /    619,259          5,001,673/   4,698,386
Stephen L. Burts, Jr.       -0-             -0-      199,086 /    330,215          3,271,989/   2,448,805
Richard E. Anthony          -0-             -0-      219,604 /    147,638          3,927,405/     715,366
G. Sanders Griffith, III    -0-             -0-      167,542 /    294,956          2,754,383/   2,277,871

----------
<F1> Market value of  underlying  securities  at exercise or year-end, minus the exercise or base price.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreement with Mr. Blanchard. Synovus has entered into an Employment Agreement with Mr. Blanchard, Chairman of the Board of Synovus. Under this Agreement, Mr. Blanchard receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 1998, Synovus paid Mr. Blanchard a base salary of $635,250 under this Employment Agreement.
The Employment Agreement with Mr. Blanchard also provides that Mr. Blanchard will receive deferred compensation totaling $468,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a 2-year Covenant Not to Compete, or in the event of his death by suicide. Mr. Blanchard's Employment Agreement automatically renews every year and may be terminated upon 30 days prior written notice.

     Employment Agreement with Mr. Yancey. Synovus has entered into an Employment Agreement with Mr. Yancey, President and Chief Operating Officer of of Synovus. Under this Agreement, Mr. Yancey receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 1998, Synovus paid Mr. Yancey a base salary of $475,000 under this Employment Agreement. The Employment Agreement with Mr. Yancey also provides that Mr. Yancey will receive deferred compensation totaling $375,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a 2-year Covenant Not to Compete, or in the event of his death by suicide. Mr. Yancey's Employment Agreement automatically renews every year and may be terminated upon 30 days prior written notice.

     Long-Term Incentive Plans. Under the terms of Synovus' Long-Term Incentive Plans, which were adopted in 1992, 1994 and 1996, all awards become automatically vested in the event of a change of control. Awards under the Plans may include stock options, restricted stock, stock appreciation and performance awards. Messrs. Blanchard, Yancey, Burts, Anthony and Griffith each have restricted stock and stock options under the Long-Term Incentive Plans.

     Change of Control Agreements. Synovus has entered into Change of Control Agreements with Messrs. Blanchard, Yancey, Burts, Anthony and Griffith, and certain other executive officers. In the event of a Change of Control, as defined below, an executive would receive the following:

     * Three times the executive's current base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive's current base salary).

     *    Three years of medical, life, disability and other welfare benefits.

     * A pro rata bonus through the date of termination for the separation year.

     * A cash amount in lieu of a long-term incentive award for the year of separation equal to 1.5 times the normal market grant, if the executive received a long-term incentive award in the year of separation, or 2.5 times the market grant if not.

     In order to receive these benefits, an executive must be actually or constructively terminated within one year following a Change of Control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. A Change of Control under these agreements is defined as (1) the acquisition of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members, (2) the persons serving as directors of Synovus as of January 1, 1996, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members, (3) a merger, consolidation, reorganization or sale of Synovus' assets unless the new owners of Synovus own more than two-thirds of the new company, no person owns more than 20% of the new company, and two-thirds of the company's new Board members are prior Board members of Synovus, or (4) a triggering event occurs as defined in the Synovus Rights Agreement. In the event an executive is impacted by the Internal Revenue Service excise tax that applies to certain Change of Control arrangements, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control agreements do not provide for any retirement benefits or perquisites.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative shareholder return on Synovus Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 1993 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

               1993      1994      1995      1996      1997      1998
Synovus        $100      $100      $160      $276      $428      $477

S&P 500        $100      $101      $139      $171      $229      $294

KBW 50         $100      $ 95      $152      $215      $314      $340


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") of Synovus is responsible for evaluating the compensation of senior management of Synovus and its subsidiaries and Synovus Board members, as well as the compensation and other benefit plans in which officers, employees and directors of Synovus and its subsidiaries participate. The Committee has designed its compensation program to attract and retain highly motivated and well-trained executives in order to create superior shareholder value for Synovus shareholders.

     Elements of Executive Compensation. The four elements of executive compensation at Synovus are:

     *      Base Salary
     *      Annual Bonus
     *      Long-Term Incentives
     *      Other Benefits

     The Committee believes that a substantial portion (though not a majority) of an executive's compensation should be at risk based upon performance, both in the short-term (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term (through long-term incentives such as stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of a select group of approximately 18 banks that had similar "market value added" as Synovus during the previous ten years ("similar companies"). "Market value added," as used by the Committee for this purpose, means the stock price increase during the ten-year period, plus dividends, less increases to paid-in capital. This subtraction eliminates any value added through acquisitions. The Committee believes that this approach accurately reflects the true competitors of Synovus and is the most appropriate market data to use for determining the compensation of Synovus executives. The companies used for comparison under this approach are not the same companies included in the peer group index appearing in the Stock Performance Graph above. Each element of executive compensation is discussed in detail below.

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee to determine an executive's base salary is a market comparison of similar positions at similar companies based upon the executive's level of responsibility and experience. Base salaries are targeted in the median level of similar companies. In addition to market comparisons, individual performance is also considered in determining an executive's base salary, although it does not weigh heavily. Based solely upon market comparisons, the Committee increased Mr. Blanchard's base salary in 1998. The Committee also increased the base salaries of Synovus' other executive officers in 1998 based solely upon market comparisons.

     Annual Bonus. The Committee awards annual bonuses under two different plans, the Synovus Executive Bonus Plan (which was approved by Synovus shareholders) and the Synovus Incentive Bonus Plan. The Committee selects the participants in each Plan from year to year. For 1998, the Committee selected Mr. Blanchard and Mr. Yancey to participate in the Executive Bonus Plan while Messrs. Burts, Anthony and Griffith were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base pay based on the achievement of performance goals that are established each year by the Committee. The performance goals may be chosen by the Committee from among the following measurements:

     *    Return on assets;

     *    Net income;

     *    Operating income;

     * Non-performing assets and/or loans as a percentage of total assets and/or loans;

     *    Return on capital compared to cost of capital;

     *    Earnings per share and/or earnings per share growth;

     *    Return on equity;

     *    Non-interest expense as a percentage of total expense;

     *    Loan charge-offs as a percentage of loans;

     *    Productivity and expense control;

     * Number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS;

     * Successful negotiation or renewal of contracts with new and/or existing customers by TSYS;

     *    Stock price; and

     *    Asset growth.

     The Committee established a payout matrix based on attainment of net income goals during 1998 for Mr. Blanchard and Synovus' other executive officers. The maximum percentage payouts under the Plans for 1998 were 75% for Mr. Blanchard, 65% for Mr. Yancey and 60% for Messrs. Burts, Anthony and Griffith. Synovus' financial performance and each executive's individual performance can reduce the bonus awards determined by the attainment of the goals, although this was not the case for any of Synovus' executive officers. The Committee did, however, establish a special provision that would double the bonus otherwise payable to Messrs. Yancey, Burts, Anthony and Griffith based on the attainment of productivity goals associated with the establishment of the "new bank" at Synovus. Because the maximum net income target for 1998 under the Plans was exceeded and the overall financial results of Synovus were favorable, Mr. Blanchard and Synovus' other executive officers were awarded the maximum bonus amount for which each executive was eligible under the Plans' payout matrix. Although the Committee determined that significant progress had been made toward the attainment of the "new bank" goals, the Committee elected not to pay out a bonus associated with the "new bank" in order to reduce the bonus expenses for the Company.

     Long-Term Incentives. The Committee has awarded both stock options and restricted stock awards to executives. Restricted stock awards are designed to focus executives on the long-term performance of Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in its capital appreciation. Executives are encouraged to hold the shares received upon the lapse of restrictions on restricted stock awards and upon the exercise of stock options, linking their interests to those of Synovus' shareholders. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph on page 12. For the long-term incentive awards made in 1998, total shareholder return and peer comparisons were measured during the 1995 to 1997 performance period. Under the payout matrix, the Committee awarded Messrs. Blanchard, Yancey, Burts, Anthony and Griffith stock options of 211,929, 132,126, 75,750, 69,270, and 59,226, respectively.

     Benefits. Executives receive other benefits that serve a different purpose than the elements of compensation discussed above. In general, these benefits either provide retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit plan which replaces benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of Synovus' benefits package for executives. The Plan is directly related to the performance of Synovus because the contributions to the Plan, up to a maximum of 14% of an executive's compensation, depends upon Synovus' profitability. For 1998, Mr. Blanchard and Synovus' other executive officers received a Plan contribution of 10.88% of their compensation, based upon the Plan's profitability formula. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     The Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. For 1998, Messrs. Blanchard and Yancey would have been affected by this provision, but for the steps taken by the Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.

     The Committee believes that its executive compensation program serves the best interests of the shareholders of Synovus. As described above, a substantial portion of the compensation of Synovus' executives is directly related to Synovus' performance. The Committee believes that the performance of Synovus to date validates its compensation philosophy.

Mason H. Lampton
V. Nathaniel Hansford

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mason H. Lampton and V. Nathaniel Hansford served as members of Synovus' Compensation Committee during 1998. No member of the Committee is a current or former officer of Synovus or its subsidiaries.

                          TRANSACTIONS WITH MANAGEMENT

     During 1998, the subsidiary banks of Synovus had outstanding loans directly to or indirectly accruing to the benefit of certain of the then directors and executive officers of Synovus, and their related interests. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of Synovus' management, such loans do not involve more than normal risks of collectibility or present other unfavorable features. In the future, the subsidiary banks of Synovus expect to have banking transactions in the ordinary course of business with Synovus' directors, executive officers and their related interests.

     Gardiner W. Garrard, Jr. is President of The Jordan Company. TSYS leases from The Jordan Company approximately 10,000 square feet of office space in Columbus, Georgia for $5,900 per month, which lease expires on September 30, 1999. The lease was made on substantially the same terms as those prevailing at the time for leases of comparable property between unrelated third parties. Gardiner W. Garrard, Jr., a director of TSYS, Columbus Bank and Synovus, is an officer, director and shareholder of The Jordan Company. Richard M. Olnick, the brother-in-law of Gardiner W. Garrard, Jr. and a director of Columbus Bank, is an officer, director and shareholder of The Jordan Company.

     During 1998, Synovus and its subsidiaries, including Columbus Bank, paid to W.C. Bradley Co. an aggregate of $70,000, which payments were primarily for printing services and marketing materials provided by W.C. Bradley Co. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. Synovus' wholly owned subsidiary, Synovus Service Corp., and TSYS lease various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage. The rent paid for the space in 1998 by Synovus Service Corp., which is approximately 35,400 square feet, is approximately $88,300. The rent paid for the space in 1998 by TSYS, which is approximately 71,915 square feet, is approximately $714,225. The lease agreements were made on substantially the same terms as those prevailing at the time for comparable leases for similar facilities with an unrelated third party in Columbus, Georgia.

     Columbus Bank and W.C.B. Air L.L.C. are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W. C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. Columbus Bank and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Columbus Bank paid an aggregate sum of $2,867,774 for use of the aircraft during 1998 pursuant to the terms of the Joint Ownership Agreement. This amount represents the charges incurred by Columbus Bank and its affiliated corporations for use of the aircraft, and includes $1,328,693 for TSYS' use of the aircraft, for which Columbus Bank was reimbursed by TSYS.

     TB&C Bancshares, Inc. is a principal shareholder of Synovus. TB&C Bancshares is a "family bank holding company" organized by William B. Turner, and his sisters, Sarah T. Butler and Elizabeth T. Corn. TB&C Bancshares is a party to a lease agreement pursuant to which it leases voting and certain other rights in a total of 13,311,843 shares of Synovus Common Stock held in trust by Synovus Trust Company, a subsidiary of Columbus Bank, as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. During 1998, TB&C Bancshares paid Synovus Trust Company, as Trustee, $523,008 pursuant to the terms of the lease agreement, which amount represents the fair market value of the voting rights as determined by an independent appraiser. William B. Turner, Chairman of the Executive Committee of Synovus and Columbus Bank and a director of TSYS, is an advisory director and shareholder of W.C. Bradley Co. and is an officer, director and shareholder of TB&C Bancshares. James H. Blanchard, Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS and a director of Columbus Bank, is a director of W.C. Bradley Co. Elizabeth C. Ogie, the niece of William B. Turner, is a director of W.C. Bradley Co., Columbus Bank and Synovus and is an officer, director and shareholder of TB&C Bancshares. W. Walter Miller, Jr., the brother-in-law of Elizabeth C. Ogie, is a director of W.C. Bradley Co. and Senior Vice President and a director of TSYS. Stephen T. Butler, the nephew of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares and is a director of Columbus Bank. W.B. Turner, Jr., the son of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares and a director of Columbus Bank. John T. Turner, the son of William B. Turner, is an officer and director of W.C. Bradley Co., a shareholder of TB&C Bancshares and a director of Columbus Bank. Sarah T. Butler and Elizabeth T. Corn, the sisters of William B. Turner, are shareholders of W.C. Bradley Co., are officers, directors and shareholders of TB&C Bancshares and may be deemed to be principal shareholders of Synovus as a result of their relationship with TB&C Bancshares.

     Bradley & Hatcher, a law firm located in Columbus, Georgia, was paid $68,043 by Synovus Trust Company for the performance of legal services on its behalf during 1998. Richard Y. Bradley, a director of Synovus, Columbus Bank and TSYS, is a partner of Bradley & Hatcher.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Synovus Common Stock held by the only known holders of more than 5% of the outstanding shares of Synovus Common Stock.

                                                   Percentage of
                         Shares of                 Outstanding Shares of
                         Synovus Common Stock      Synovus Common Stock
Name and Address of      Beneficially Owned        Beneficially Owned
Beneficial Owner         as of 12/31/98            as of 12/31/98
-----------------------  ------------------------- ---------------------------
Synovus Trust Company        36,058,461<F1>             13.34%
1148 Broadway
Columbus, Georgia 31901

TB&C Bancshares, Inc.<F2>    27,794,554                 10.29
1017 Front Avenue
Columbus, Georgia 31901

William B. Turner<F2>        30,454,870<F3><F4>         11.27
P.O. Box 120
Columbus, Georgia 31902

Sarah T. Butler<F2>          30,518,649<F3><F5>         11.29
P.O. Box 120
Columbus, Georgia 31902

Elizabeth T. Corn<F2>        30,911,716<F3><F6>         11.44
P.O. Box 120
Columbus, Georgia 31902

W.B. Turner, Jr.<F2>         30,412,881<F3><F7>         11.25
P.O. Box 120
Columbus, Georgia 31902

Stephen T. Butler<F2>        30,449,230<F3><F8>         11.27
P.O. Box 120
Columbus, Georgia 31902

Elizabeth C. Ogie<F2>        30,546,870<F3><F9>         11.30
P.O. Box 120
Columbus, Georgia 31902


-----------------------------------
<F1> As of December 31, 1998, the banking and trust company subsidiaries of
     Synovus, including Columbus Bank through its wholly owned subsidiary Synovus Trust Company, held in various fiduciary capacities a total of 37,063,176 shares of Synovus Common Stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 21,875,439 shares as to which it possessed sole investment power, 21,400,358 shares as to which it possessed sole voting power, 907,570 shares as to which it possessed shared voting power and 14,183,022 shares as to which it possessed shared investment power. The other banking and trust subsidiaries of Synovus held 908,341 shares as to which they possessed sole voting or investment power and 96,374 shares as to which they possessed shared voting or investment power. In addition, as of December 31, 1998, Synovus Trust Company and the banking and trust subsidiaries of Synovus held in various agency capacities an additional 22,616,070 shares of Synovus Common Stock as to which they possessed no voting or investment power. Of this additional amount as to which no voting or investment power was possessed, Synovus Trust Company and the banking and trust subsidiaries of Synovus held 22,439,097 and 176,973 shares, respectively. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus Common Stock which are held by them in various fiduciary and agency capacities.

<F2> TB&C Bancshares, Inc. is a "family bank holding company" organized by
     William B. Turner (the Chairman of Synovus' Executive Committee) and his sisters, Sarah T. Butler and Elizabeth T. Corn. The six directors of TB&C Bancshares, Mr. Turner, Mmes. Butler and Corn, Elizabeth C. Ogie (the daughter of Mrs. Corn), Stephen T. Butler (the son of Mrs. Butler), and William B. Turner, Jr. (the son of Mr. Turner), are each construed to be the beneficial owners of the 27,794,554 shares of Synovus Common Stock beneficially owned by TB&C Bancshares. As TB&C Bancshares owns 10.29% of the outstanding shares of Synovus Common Stock, TB&C Bancshares is registered as a bank holding company. To the best of Synovus' knowledge, the shares of Synovus Common Stock beneficially owned by TB&C Bancshares qualify for ten votes per share, subject to the completion by TB&C Bancshares of the Certification contained on its Proxy Card.

<F3> Includes 14,482,711 shares of Synovus Common Stock individually owned by
     TB&C Bancshares; 2,568,205 shares held by a charitable foundation of which each of the directors of TB&C Bancshares is a trustee; in the case of Mrs. Corn and Mrs. Ogie, 123,948 shares of Synovus Common Stock held by a charitable foundation of which Mrs. Corn and Mrs. Ogie are trustees; and 13,311,843 shares of Synovus Common Stock beneficially owned by TB&C Bancshares pursuant to a lease agreement between TB&C Bancshares and Synovus Trust Company as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. Pursuant to the agreement, TB&C Bancshares leases from Synovus Trust Company as Trustee of such trusts voting and certain other rights with respect to the shares of Synovus Common Stock held in the trusts.

<F4> In addition to the shares of Synovus Common Stock described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 72,294 shares and shared voting or investment power with respect to 19,817 shares of Synovus Common Stock.

<F5> In addition to the shares of Synovus Common Stock described in footnote 3 above, Mrs. Butler possessed sole voting and investment power with respect to 65,430 shares and shared voting or investment power with respect to 90,460 shares of Synovus Common Stock.

<F6> In addition to the shares of Synovus Common Stock described in footnote 3 above, Mrs. Corn possessed sole voting and investment power with respect to 6,229 shares and shared voting or investment power with respect to 418,780 shares of Synovus Common Stock.

<F7> In addition to the shares of Synovus Common Stock described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 34,481 shares and shared voting or investment power with respect to 15,641 shares of Synovus Common Stock.

<F8>  In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mr. Butler possesssed sole voting and investment power with respect to 81,527 shares and shared voting or investment power with respect to 4,944 shares of Synovus Common Stock.

<F9> In addition to the shares of Synovus Common Stock described in footnote 3 above, Mrs. Ogie possessed sole voting and investment power with respect to 32,616 shares and shared voting or investment power with respect to 27,547 shares of Synovus Common Stock.

       RELATIONSHIPS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF
                      SYNOVUS' SUBSIDIARIES AND AFFILIATES

BENEFICIAL OWNERSHIP OF TSYS COMMON STOCK BY COLUMBUS BANK

     The following table sets forth, the number of shares of TSYS Common Stock beneficially owned by Columbus Bank, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS Common Stock, as of December 31, 1998.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name and Address of      Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/98           as of 12/31/98
-----------------------  ------------------------ ------------------------
Columbus Bank
and Trust Company        156,601,938<F1><F2>        80.7%
1148 Broadway
Columbus, Georgia 31901


-----------------
<F1> Columbus Bank individually owns these shares.

<F2> As of December 31, 1998, Synovus Trust Company held in various fiduciary capacities a total of 1,374,779 shares (.71%) of TSYS Common Stock. Of this total, Synovus Trust Company held 1,052,480 shares as to which it possessed sole voting power, 997,259 shares as to which it possessed sole investment power, 315,149 shares as to which it possessed shared voting power and 322,299 shares as to which it possessed shared investment power. The other banking and trust subsidiaries of Synovus held 750 shares as to which they possesed sole voting and investment power and no shares as to which they possessed shared voting or investment power. In addition, as of December 31, 1998, Synovus Trust Company held in various agency capacities an additional 2,204,208 shares of TSYS Common Stock as to which it possessed no voting or investment power. Synovus and Synovus Trust Company disclaim beneficial ownership of all shares of TSYS Common Stock which are held by Synovus Trust Company in various fiduciary and agency capacities.

     Columbus Bank, by virtue of its ownership of 156,601,938 shares, or 80.7% of the outstanding shares of TSYS Common Stock on December 31, 1998, presently controls TSYS. Synovus presently controls Columbus Bank.

INTERLOCKING DIRECTORATES OF SYNOVUS, COLUMBUS BANK AND TSYS

     Seven of the members of and nominees to serve on Synovus' Board of Directors also serve as members of the Boards of Directors of TSYS and Columbus Bank. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John P. Illges, III, H. Lynn Page, William B. Turner and James D. Yancey. Elizabeth C. Ogie serves as a member of the Board of Directors of Columbus Bank, but does not serve as a member of the Board of Directors of TSYS. Mason H. Lampton serves on the Board of Directors of TSYS and as an Advisory Director of Columbus Bank.

TSYS COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of TSYS Common Stock beneficially owned by each of Synovus' directors, by each executive officer named in the Summary Compensation Table on page 9 and by all directors and executive officers as a group as of December 31, 1998.
--------------------------------------------------------------------------------

                             Shares of TSYS       Shares of TSYS                             Percentage of
                              Common  Stock         Common Stock               Total           Outstanding
                               Beneficially         Beneficially              Shares             Shares of
                                 Owned with           Owned with             of TSYS           TSYS Common
                                Sole Voting        Shared Voting        Common Stock                 Stock
                             and Investment       and Investment        Beneficially          Beneficially
                                Power as of          Power as of         Owned as of           Owned as of
 Name                              12/31/98             12/31/98            12/31/98              12/31/98
---------------------------  -------------------  --------------------- -------------------  -------------
 Richard E. Anthony                   -----               -----                -----                 ---
 Joe E. Beverly                       -----               -----                -----                 ---
 James H. Blanchard                 781,200             360,480            1,141,680                   *
 Richard Y. Bradley                  21,329               5,000               26,329                   *
 Stephen L. Burts,Jr.                 -----               -----                -----                 ---
 Walter M. Deriso, Jr.                3,829               3,853                7,682                   *
 C. Edward Floyd, M.D.                -----               -----                -----                 ---
 Gardiner W. Garrard, Jr.             9,717               -----                9,717                   *
 G. Sanders Griffith, III            19,422<F1>           -----               19,422                   *
 V. Nathaniel Hansford                -----               1,549                1,549                   *
 John P. Illges, III                102,435              81,750              184,185                   *
 Mason H. Lampton                    26,547             118,684<F2>          145,231                   *
 Elizabeth C. Ogie                   10,200              40,182<F3>           50,382                   *
 H. Lynn Page                       523,541             151,221<F4>          674,762                   *
 Robert V. Royall                    47,500               -----               47,500                   *
 Melvin T. Stith                      -----               -----                -----                 ---
 William B. Turner                  157,528             576,000              733,528                   *
 James D. Yancey                    790,064              24,000              814,064                   *
 Directors and Executive
  Officers as a Group
     (23 persons)                 2,504,482           1,364,914            3,885,396                 2.0

*Less than one percent of the outstanding shares of TSYS Common Stock.

-------------------
<F1> Includes 16,734 shares of TSYS Common Stock with respect to which Mr.
     Griffith has no investment power.

<F2> Includes 28,800 shares of TSYS Common Stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F3> Includes 37,903 shares of TSYS Common Stock held by a charitable foundation of which Mrs. Ogie is a trustee.

<F4> Includes 55,575 shares of TSYS Common Stock held by a charitable foundation of which Mr. Page is a trustee.

TRANSACTIONS AND AGREEMENTS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF SYNOVUS' SUBSIDIARIES

     During 1998, Columbus Bank and certain of Synovus' other banking subsidiaries received bankcard data processing services from TSYS. The bankcard data processing agreement between Columbus Bank and TSYS can be terminated by Columbus Bank upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to Columbus Bank. During 1998, TSYS derived $4,225,439 in revenues from Columbus Bank and certain of Synovus' other banking subsidiaries for the performance of bankcard data processing services and $175,801 in revenues from Synovus and its subsidiaries for the performance of other data processing services. TSYS' charges to Columbus Bank and Synovus' other banking subsidiaries for bankcard and other data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     Synovus Service Corp., a wholly owned subsidiary of Synovus, provides various services to Synovus' subsidiary companies, including TSYS. TSYS and Synovus Service Corp. are parties to Lease Agreements pursuant to which Synovus Service Corp. leased from TSYS office space for lease payments aggregating $26,169 during 1998 and TSYS leased from Synovus Service Corp. office space for lease payments aggregating $27,690 during 1998. Synovus Service Corp. also paid TSYS $199,492 during 1998 for data processing services. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     Synovus and TSYS and Synovus Service Corp. and TSYS are parties to Management Agreements (having one year, automatically renewable, unless terminated, terms), pursuant to which Synovus and Synovus Service Corp. provide certain management services to TSYS. During 1998, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 1998, TSYS paid Synovus and Synovus Service Corp. management fees of $1,283,494 and $9,892,791, respectively. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 1998, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 1998, TSYS paid Synovus Trust Company trustee's fees under these plans of $258,184.

     During 1998, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Columbus Bank and 6 of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which Columbus Bank and 6 of Synovus' other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $90,569. During 1998, Columbus Depot Equipment Company sold Columbus Bank and certain of Synovus' other subsidiaries computer related equipment for bankcard and bank data processing services, and monitored such equipment, for payments aggregating $1,355. The terms, conditions, rental rates and/or sales prices provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases and sales of similar equipment offered by unrelated third parties.

     During 1998, Synovus Technologies, Inc., a wholly owned subsidiary of Synovus, paid TSYS $248,187 for data links, network services and other miscellaneous items related to the data processing services which Synovus Technologies provides to its customers, which amount was reimbursed to Synovus Technologies by its customers. During 1998, Synovus Technologies paid TSYS $24,900 primarily for computer processing services. During 1998, TSYS and Synovus Technologies were parties to a Lease Agreement pursuant to which TSYS leased from Synovus Technologies portions of its office building for lease payments aggregating $220,000. The charges for processing and other services, and the terms of the Lease Agreement, are comparable to those between unrelated third parties.

     During 1998, TSYS and Columbus Bank were parties to Lease Agreements pursuant to which Columbus Bank leased from TSYS portions of its maintenance and warehouse facilities for lease payments aggregating $18,411. During 1998, TSYS and Columbus Bank were also parties to a Lease Agreement pursuant to which TSYS leased office space from Columbus Bank for lease payments of $4,483 per month. The terms, conditions and rental rates provided for in these Lease Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar facilities offered by unrelated third parties in the Columbus, Georgia area.

     In January, 1999, TSYS acquired the assets used by Columbus Bank in the provision of collection, credit evaluation and customer service services to credit card issuers in exchange for newly issued shares of TSYS Common Stock valued at $20,070,000. The terms of the Asset Purchase and Exchange Agreement executed in connection with the transaction are comparable to those between unrelated third parties.

     During 1998, Synovus, Columbus Bank and other Synovus subsidiaries paid to Columbus Productions, Inc. and TSYS Total Solutions, Inc., wholly owned subsidiaries of TSYS, an aggregate of $1,447,565 for printing and correspondence services. The charges for these services are comparable to those between unrelated third parties.

     During 1998, TSYS and its subsidiaries were paid $2,342,416 of interest by Columbus Bank in connection with deposit accounts with, and commercial paper purchased from, Columbus Bank. These interest rates are comparable to those in transactions between unrelated third parties.

     TSYS has entered into an agreement with Columbus Bank with respect to the use of aircraft owned or leased by Columbus Bank and W.C.B. Air L.L.C. Columbus Bank and W.C.B.Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. TSYS paid Columbus Bank $1,328,693 for its use of the aircraft during 1998. The charges payable by TSYS to Columbus Bank in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Synovus' officers and directors, and persons who own more than ten percent of Synovus Common Stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

     To Synovus' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

                              INDEPENDENT AUDITORS

     On March 5, 1999, Synovus' Board of Directors appointed KPMG LLP as the independent auditors to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 1999. The Board of Directors knows of no direct or material indirect financial interest by KPMG in Synovus or any of its subsidiaries, or of any connection between KPMG and Synovus or any of its subsidiaries, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG will be present at Synovus' 1999 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

     Detailed financial information for Synovus and its subsidiaries for its 1998 fiscal year is included in Synovus' 1998 Annual Report that is being mailed to Synovus' shareholders together with this Proxy Statement.

SHAREHOLDER PROPOSALS FOR THE 2000 PROXY STATEMENT

     Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2000 Annual Meeting of Shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 22, 1999 in order to consider it for inclusion in the Proxy Statement for the 2000 Annual Meeting of Shareholders.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

     Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent at least 45 days but not more than 90 days before March 19, 2000 and the notice must provide information as required in the bylaws. A copy of these bylaw requirements will be provided upon request in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901.
This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 2000 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by Synovus. This solicitation is being made by mail, but may also be made by telephone or in person by Synovus officers and employees. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.

                                 By Order of the Board of Directors
                                 /s/JAMES H. BLANCHARD
                                 JAMES H. BLANCHARD
                                 Chairman of the Board, Synovus Financial Corp.


March 19, 1999